THE SOURLIS LAW FIRM
                      Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*			214 Broad Street
Philip Magri, Esq.+				Red Bank, New Jersey 07701
Joseph M. Patricola, Esq.*+ #			(732) 530-9007 Fax (732) 530-9008
 						www.SourlisLaw.com
* Licensed in NJ				Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

        ______________________________________________________________

July 22, 2010

Board of Directors
Ballroom Dance Fitness, Inc.
9000 Burma Road, Suite 104
Palm Beach Gardens, Florida 33403

 	Re:	Ballroom Dance Fitness, Inc.
 		Registration Statement on Form S-1 (File No.: 333-167249)
 		Amendment No. 1

Dear Board of Directors of Ballroom Dance Fitness, Inc.:

We have acted as securities counsel to Ballroom Dance Fitness, Inc., a Florida corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1 ( the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 6,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of the Company registered on behalf of the Company (the "Shares").

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents by any persons other than those of the officers and directors of the Company. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

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Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares are duly and validly authorized for issuance and when issued, will be fully paid and non-assessable shares of Common Stock of the Company.

We express no opinion on the laws of any jurisdiction other than the State of Florida.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading "Experts" in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.

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